Exhibit 99.1

BIO-TECHNE RELEASES FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Minneapolis/August 11, 2014/ Techne Corporation (NASDAQ:TECH), (d/b/a Bio-Techne) today reported its financial results for the fourth quarter and full year ended June 30, 2014.

Fourth Quarter and Full Year 2014 Highlights

•	Increased fourth quarter revenue by 16% to $92.5 million, and full year revenue by 15% to a record $357.8 million.

•	Grew fourth quarter adjusted earnings per share (EPS) by 7% to $0.88, and full year adjusted EPS by 6% to a record $3.39.

•	Generated free cash flow of $123.0 million for the full year.

•	Achieved 25% revenue growth in the China region for the year by leveraging investments to expand commercial capabilities. For the fourth quarter, China achieved 37% revenue growth year-over-year.

•	Broadened our product portfolio through a number of acquisitions including:

•	Bionostics – expands our Clinical Controls Segment to include control solutions that verify the proper operation of in vitro diagnostic (IVD) devices primarily utilized in point of care blood glucose and blood gas testing.

•	Cyvek – an initial investment, made with a commitment to fully acquire if certain future milestones are met, expected to compliment Bio-Techne’s existing antibodies and reagents by providing access to a transformative immunoassay platform, CyPlex™, which will integrate an innovatively designed microfluidic cartridge with a state-of-the-art analyzer to deliver the most advanced and efficient bench top immunoassay system.

•	PrimeGene – provides manufacturing capabilities in China of recombinant proteins for research and diagnostic applications for the China and global market.

•	Novus – closed July 2, 2014, compliments our expanding portfolio of products and overall goal of providing customers the most comprehensive product line for their research needs, by providing more than 250,000 high-quality antibodies and other reagents delivered through an innovative digital commerce platform that creates a unique, one-stop shopping experience for customers.

•	ProteinSimple – closed July 31, 2014, serves many of the same customers as Bio-Techne, by providing them with tools that have revolutionized the analysis of proteins and provide a level of reliability, ease of use and performance that improves overall productivity and consistency in lab results.

•	Began operating under the new trade name, Bio-Techne, which brings the company’s R&D Systems, BiosPacific, Tocris, Bionostics, PrimeGene, Novus, and ProteinSimple products under one common brand name. The name solidifies the new strategic direction for the company along with unifying and positioning all of our brands under one complete portfolio.

•	Strengthened our commercial reach in North America by executing a distribution agreement with Fisher Scientific, who has a leading customer channel position in the life sciences market and represents broad customer reach and a proven record of customer service and support.

•	Added experienced, industry professionals to Bio-Techne’s leadership team including a new CTO, CFO, and VP of Sales & Marketing.

“I am very pleased with the results for Q4 and even more pleased with the results for the full year,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “The results demonstrate tremendous progress with our plan to expand in our core, regionally and with new platforms. The acquisitions and investments into our channels will lay a foundation for improvements in sustainable long term organic growth. I am very proud of the team and their achievements. “

Financial Results

Net sales as reported for the fourth quarter increased 16% to $92.5 million. Organic growth was 2% in the quarter. Net sales as reported for the full year 2014 increased 15% to $357.8 million, with organic growth at 3%. Organic sales exclude the impact of acquisitions completed in fiscal 2014 (Bionostics, PrimeGene) and the impact of foreign currency exchange rate fluctuations.

Adjusted earnings for the fourth quarter were $32.5 million (an increase of 7% from the prior fiscal year period) or $0.88 per diluted share. Adjusted earnings for the full year 2014 were $125.3 million (an increase of 6% from the prior fiscal year period) or $3.39 per diluted share. Adjusted earnings and adjusted earnings per share exclude intangible asset amortization, costs recognized upon the sale of inventory that was written-up to fair value as part of acquisitions and professional fees related to acquisition activity in fiscal 2014 and the impact of certain tax events. GAAP earnings were $26.8 million or $0.72 per diluted share for the fourth quarter and were $110.9 million or $3.00 per diluted share for the full year 2014.

Adjusted gross margins were 73.4% and 76.6% for the fourth quarter ended June 30, 2014 and 2013, and 73.5% and 76.8% for the full year ended June 30, 2014 and 2013, respectively. The decrease in adjusted gross margins for the quarter and full year was primarily caused by a change in product mix from higher margin Biotechnology segment sales to Clinical Controls segment sales as a result of the Bionostics acquisition. Adjusted gross margins exclude the costs recognized upon sale of acquired inventory and amortization of intangible assets. GAAP gross margin was 68.7% and 74.4% for the quarters ended June 30, 2014 and 2013, and 70.3% and 74.4% for the full year ended June 30, 2014 and 2013, respectively.

Selling, general and administrative expenses for the fourth quarter and full year ended June 30, 2014 increased $5.0 million and $17.3 million, respectively, from the previous year. This increase in expenses for both the fourth quarter and full year ended June 30, 2014 included the acquired run-rate expenses from recent acquisitions, intangible asset amortization from recent acquisitions, and professional fees associated with on-going acquisitions as illustrated in the accompanying table. The remaining increase includes investments made in commercial resources and administrative infrastructure.

The effective tax rates for the fourth quarter and full year ended June 30, 2014, were 32.0% and 31.3% compared to 30.3% and 29.9% for the same prior-year periods. Included in the effective tax rate for the full year ended June 30, 2013 was a credit for research and development expenditures for the period of January 2012 to June 2013. The U.S. federal credit for research and development expenditures expired on December 31, 2011, was reinstated in the third quarter of fiscal 2013 and expired again on December 31, 2013. Also included in the fourth quarter and full year 2013 income taxes was a reduction in U.S. tax expense due to changes in estimates related to foreign source income.

Cash generated from operations for the fourth quarter and full year ended June 30, 2014 was $37.9 million and $136.8 million, respectively. Capital expenditures for the fourth quarter and full year ended June 30, 2014 were $2.1 million and $13.8 million, respectively.

Segment Results

Biotechnology Segment

The Company’s Biotechnology segment provides proteins, antibodies, immunoassays, flow cytometry products, intracellular cell signaling products, and chemical compounds used in biological research. Biotechnology Segment’s fourth quarter 2014 net sales were $76.7 million, an increase of 4% from $73.7 million for the fourth quarter ended June 30, 2013. For the 2014 full year, Biotechnology sales were $300.6 million, also an increase of 4% from $288.2 million for the 2013 full year. Organic growth for the Biotechnology Segment was 1% and 3% for the fourth quarter and full year ended June 30, 2014, respectively.

The table below shows changes to the components of organic sales for the Biotechnology segment, from the same prior-year period.

	Quarter Ended	Full Year Ended
	6/30/14	6/30/14
U.S. industrial, pharmaceutical and biotechnology	4%	4%
U.S. academic	(8%)	(9%)
Europe	(3%)	1%
China Region	37%	25%
Pacific Rim	5%	10%

Clinical Controls Segment

The Company’s Clinical Controls Segment provides a range of hematology controls, calibrators, and products used as proficiency testing tools by laboratory certifying authorities. Clinical Controls Segment’s fourth quarter 2014 net sales were $15.8 million, an increase of 176% from $5.7 million for the fourth quarter ended June 30, 2013. For the 2014 full year, Clinical Controls Segment sales were $57.2 million, an increase of 155% from $22.4 million for the full year 2013. Both fourth quarter and full year 2014 increases include the acquisition of Bionostics in the current year. Organic growth for the Clinical Controls Segment was 8% and 7% for the fourth quarter and full year ended June 30, 2014, respectively.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company’s actual results: the effect of new branding and marketing initiatives, the integration of new leadership, delays or obstacles in integrating acquired companies, the introduction and acceptance of new biotechnology and clinical control products, the levels and particular directions of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Use of Adjusted Financial Measures:

The adjusted financial measures used in this press release quantify the impact the following events had on reported net sales, gross margin percentages, selling, general and administrative expenses, net earnings and earnings per share and the effective tax rate for the quarter and full year ended June 30, 2014 as compared to the reported amounts for the same prior-year periods:

—fluctuations in exchange rates used to convert transactions in foreign currencies (primarily the Euro, British pound sterling and Chinese yuan) to U.S. dollars;

—the acquisitions of Bionostics on July 22, 2013, PrimeGene on April 30, 2014 and Tocris Holdings Ltd. in fiscal 2011, including the impact of amortizing intangible assets and the recognition of costs upon the sale of inventory written-up to fair value;

— professional fees related to the acquisitions of Bionostics and PrimeGene, which closed in fiscal 2014, the acquisitions of Novus and ProteinSimple, which closed in July 2014, and on-going acquisition activity.

— income tax adjustments related to the reinstatement of the U.S. credit for research and development expenditures in fiscal 2013 and the expiration of the credit on December 31, 2013 and the effect of changes in estimates related to foreign source income in fiscal 2013.

These adjusted financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from adjusted financial measures used by other companies. Adjusted financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these adjusted financial measures to be helpful in assessing the Company’s ongoing operating results. In addition, these adjusted financial measures facilitate our internal comparisons to historical operating results and comparisons to competitors’ operating results. We include these adjusted financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency related to supplemental information we use in our financial and operational analysis.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

* * * * * * * * * * * *

Techne Corporation, (d/b/a Bio-Techne), NASDAQ: TECH, is a global life sciences company providing innovative bioactive tools and resources for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With over 24,000 products in its portfolio, Bio-Techne generated approximately $358 million in net sales in FY 2014 and has over 1,000 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	Jim Hippel, Chief Financial Officer
(612) 379-8854

TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		FISCAL YEAR ENDED
	6/30/14	6/30/13	6/30/14	6/30/13
Net sales	$92,523	$79,475	$357,763	$310,575
Cost of sales	28,930	20,358	106,352	79,465

Gross margin	63,593	59,117	251,411	231,110
Operating expenses:
Selling, general and administrative	17,103	12,118	60,716	43,384
Research and development	7,644	7,183	30,945	29,257

Total operating expenses	24,747	19,301	91,661	72,641

Operating income	38,846	39,816	159,750	158,469
Other income (expense):
Interest income	1,043	670	2,684	2,646
Other non-operating expense, net	(438)	278	(1,042)	(453)

Total other income (expense)	605	948	1,642	2,193

Earnings before income taxes	39,451	40,764	161,392	160,662
Income taxes	12,627	12,353	50,444	48,101

Net earnings	$26,824	$28,411	$110,948	$112,561

Earnings per share:
Basic	$0.73	$0.77	$3.01	$3.06
Diluted	$0.72	$0.77	$3.00	$3.05
Weighted average common shares outstanding:
Basic	36,988	36,841	36,890	36,836
Diluted	37,109	36,897	37,005	36,900

TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	6/31/14	6/30/13
ASSETS
Cash and equivalents	$318,568	$163,786
Short-term available-for-sale investments	44,786	169,151
Trade accounts receivable	47,874	38,183
Inventory	38,847	34,877
Deferred income taxes	9,623	0
Other current assets	9,715	3,519

Current assets	469,413	409,516

Available-for-sale investments	3,575	132,376
Property and equipment, net	117,120	108,756
Goodwill and intangible assets, net	260,249	124,888
Other non-current assets	12,134	2,562

Total assets	$862,491	$778,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$19,946	$13,385
Payable for pending available-for-sale investment purchases	0	6,479
Income taxes payable	496	2,276
Note payable—current	5,949	0
Deferred income taxes	0	9,944

Current liabilities	26,391	32,084

Note payable	6,997	0
Deferred taxes	33,838	8,473
Stockholders’ equity	795,265	737,541

Total liabilities and stockholders’ equity	$862,491	$778,098

TECHNE CORPORATION

RECONCILIATION of GROSS MARGIN PERCENTAGES

(Unaudited)

	QUARTER ENDED		FISCAL YEAR ENDED
	6/30/14	6/30/13	6/30/14	6/30/13
Gross margin percentage	68.7%	74.4%	70.3%	74.4%
Identified adjustments:
Costs recognized upon sale of acquired inventory	3.4%	1.3%	2.1%	1.4%
Amortization of intangibles	1.3%	0.9%	1.1%	1.0%

Gross margin percentage—adjusted	73.4%	76.6%	73.5%	76.8%

TECHNE CORPORATION

RECONCILIATION of SELLING, GENERAL and ADMINISTRATIVE EXPENSES

(In thousands)

(Unaudited)

	QUARTER ENDED		FISCAL YEAR ENDED
	6/30/14	6/30/13	6/30/14	6/30/13
Selling, general and administrative expenses	$17,103	$12,118	$60,716	$43,384
Identified adjustments:
Acquired company expense, excluding intangible amortization	(1,018)	0	(4,158)	0
Acquisition related professional fees	(1,320)	(607)	(2,247)	(607)
Amortization of intangibles	(1,761)	(513)	(6,077)	(2,069)

Selling, general and administrative expenses—adjusted	$13,004	$10,998	$48,234	$40,708

TECHNE CORPORATION

RECONCILIATION of NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		FISCAL YEAR ENDED
	6/30/14	6/30/13	6/30/14	6/30/13
Net earnings	$26,824	$28,411	110,948	$112,561
Identified adjustments:
Costs recognized upon sale of acquired inventory	3,167	1,005	7,479	4,501
Amortization of intangibles	2,887	1,249	10,267	5,061
Acquisition related professional fees	1,320	607	2,247	607
Tax impact of above adjustments	(1,752)	(630)	(5,305)	(2,596)
Tax impact of research and development credit	0	(206)	(476)	(1,392)
Tax impact of foreign source income	29	(210)	165	(710)

Net earnings—adjusted	$32,475	$30,226	$125,325	$118,032

Earnings per share—diluted – adjusted	$0.88	$0.82	$3.39	$3.20

TECHNE CORPORATION

RECONCILIATION of EFFECTIVE TAX RATE

(Unaudited)

	QUARTER ENDED		FISCAL YEAR ENDED
	6/30/14	6/30/13	6/30/14	6/30/13
Effective tax rate	32.0%	30.3%	31.3%	29.9%
Identified adjustments:
Research and development credit	0.0%	0.5%	0.3%	0.9%
Foreign source income	(0.1%)	0.5%	(0.1%)	0.4%
Non-deductible acquisition related professional fees	(0.5%)	(0.5%)	(0.4%)	(0.1%)

Effective tax rate—adjusted	31.4%	30.8%	31.1%	31.1%

TECHNE CORPORATION

RECONCILIATION of INTANGIBLE AMORTIZATION

(In thousands)

(Unaudited)

	QUARTER ENDED		FISCAL YEAR ENDED
	6/30/14	6/30/13	6/30/14	6/30/13
Amortization of intangible assets included in:
Cost of goods sold	$1,126	$736	$4,190	$2,992
Selling, general and administrative expenses	1,761	513	6,077	2,069

Total amortization of intangible assets	$2,887	$1,249	$10,267	$5,601